Methode Electronics, Inc. Reports Fiscal 2018 Second-Quarter Financial Results

METHODE ELECTRONICS, INC. REPORTS
FISCAL 2018 SECOND-QUARTER SALES AND EARNINGS

Chicago, IL-December 7, 2017 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced financial results for the second quarter and first half of Fiscal 2018 ended October 28, 2017.

Second Quarter Fiscal 2018
Methode's second-quarter Fiscal 2018 net sales increased $20.8 million, or 9.9 percent, to $230.1 million from $209.3 million in the same quarter of Fiscal 2017. Year over year, currency rate fluctuations increased net sales $2.4 million. The second quarter of Fiscal 2018 includes net sales from new acquisitions in the Automotive segment of $7.0 million from Pacific Insight and $9.1 million from Procoplast.

Net income decreased $0.7 million to $24.2 million, or $0.64 per share, in the second quarter of Fiscal 2018 from $24.9 million, or $0.66 per share, in the same period of Fiscal 2017.

Year over year, Fiscal 2018 second-quarter net income was negatively affected by:

•	acquisition-related expenses and purchase accounting adjustments of $4.2 million;

•	absence of an international government grant of $1.5 million;

•	increased intangible asset amortization expense related to acquisitions of $0.5 million;

•	increased investment in Dabir sales and marketing, clinical resources and professional services (“investment in Dabir”) of $0.5 million;

•	increased travel and other general expenses of $0.4 million;

•	lower sales volume in the Interface segment;

•	unfavorable currency impact on labor and other factory expenses; and

•	unfavorable commodity pricing of certain raw materials.

Year over year, Fiscal 2018 second-quarter net income benefitted from:

•	higher sales in the Automotive (inclusive of new acquisitions) and Power Products segments;

•	lower income tax expense of $1.3 million; and

•	lower legal expense of $0.6 million.

Consolidated gross margins as a percentage of sales increased to 26.9 percent in the Fiscal 2018 second quarter from 26.6 percent in the Fiscal 2017 period. Gross margins improved primarily as a result of higher sales, partially offset by pricing reductions, unfavorable currency impact on labor and other factory expenses in the Automotive and Interface segments, purchase accounting adjustments, unfavorable commodity pricing of raw materials and increased investment in Dabir.

Selling and administrative expenses as a percentage of sales increased to 13.6 percent for the Fiscal 2018 second quarter compared to 12.4 percent in the same period last year. Selling and administrative expenses increased $5.3 million, or 20.5 percent, to $31.2 million in the Fiscal 2018 second quarter compared to $25.9 million in the prior-year second quarter due primarily to acquisition-related expense and additional selling and administrative expenses from acquisitions. Expenses also increased for travel and increased

Methode Electronics, Inc. Reports Fiscal 2018 Second-Quarter Financial Results

investment in Dabir, partially mitigated by lower legal fees and the absence of expense related to operating units exited at the end of Fiscal 2017.

Intangible asset amortization expense increased $0.5 million, or 83.3 percent, to $1.1 million, primarily due to new acquisitions.

In the Fiscal 2018 second quarter, income tax expense decreased $1.3 million to $4.9 million compared to $6.2 million in the Fiscal 2017 second quarter. The Company’s effective tax rate decreased to 16.8 percent in the Fiscal 2018 period from 19.9 percent in the previous second quarter. The decrease primarily relates to the composition of pre-tax income in jurisdictions with lower effective tax rates and additional foreign investment tax credits.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2018 second quarter to the same period of Fiscal 2017,

•	Net sales improved 13.7 percent, or $22.5 million, attributable to:

•	a 54.5 percent sales increase in Europe due to sales from Procoplast, higher customer-funded tooling and design fees, favorable currency impact and higher hidden switch and sensor product volumes; and

•
a 5.5 percent sales improvement in North America due to sales from Pacific Insight and increased user interface product volume, partially mitigated by lower center console and transmission lead-frame assembly product volumes and pricing reductions; partially offset by

•	a 12.9 percent sales decrease in Asia due to lower transmission lead-frame assembly and steering angle sensor product volumes and pricing reductions.

•	Gross margins as a percentage of sales declined slightly to 28.3 percent from 28.6 percent due to pricing reductions, purchase accounting adjustments and unfavorable currency impact.

•
Income from operations improved 11.7 percent resulting from higher sales, partially offset by acquisition-related costs, purchase accounting adjustments, increased intangible asset amortization expense, pricing reductions and unfavorable currency impact.

Comparing the Interface segment's Fiscal 2018 second quarter to the same period of Fiscal 2017,

•	Net sales decreased 10.8 percent, or $3.5 million, attributable to:

•	a 42.9 percent sales decline in Asia due to lower legacy product volume; and

•
a 16.8 percent sales decrease in North America driven mainly by the exit of Connectivity at the end of Fiscal 2017, as well as lower radio remote control product volume, partially mitigated by higher appliance and data solutions product volumes; partially offset by

•	a 21.4 percent sales improvement in Europe as the result of increased radio remote control product volume.

•
Gross margins as a percentage of sales improved to 22.1 percent from 19.1 percent due to increased radio remote control product volumes, partially offset by pricing reductions and unfavorable currency impact.

•
Income from operations increased to $1.8 million from a loss of $0.4 million due to lower legal and other selling expenses, partially offset by lower sales, pricing reductions and unfavorable currency impact.

Comparing the Power Products segment's Fiscal 2018 second quarter to the same period of Fiscal 2017,

•	Net sales increased 15.2 percent, or $1.9 million, attributable to:

•	a 158.3 percent sales improvement in Europe driven by higher bypass switch product volume; and

•	a 5.4 percent sales increase in Asia due to higher PowerRail® and other busbar product volumes; partially offset by

Methode Electronics, Inc. Reports Fiscal 2018 Second-Quarter Financial Results

•	a 5.3 percent sales decrease in North America as the result of lower PowerRail® and other busbar product volumes.

•	Gross margins as a percentage of sales increased to 26.4 percent from 24.0 percent due to higher sales, partially offset by unfavorable commodity pricing of certain raw materials.

•
Income from operations improved 42.9 percent as the result of increased sales, as well as lower travel and other selling expenses, partially offset by unfavorable commodity pricing of certain raw materials.

First Half Fiscal 2018
Methode's first-half Fiscal 2018 net sales increased $30.2 million, or 7.5 percent, to $431.3 million from $401.1 million in the same period of Fiscal 2017. Year over year, currency rate fluctuations increased net sales $2.1 million. The first half of Fiscal 2018 includes net sales from new acquisitions in the Automotive segment of $7.0 million from Pacific Insight and $9.1 million from Procoplast.

Net income decreased $1.2 million to $44.7 million, or $1.19 per share, in the first half of Fiscal 2018 from $45.9 million, or $1.23 per share, in the same period of Fiscal 2017.

Year over year, Fiscal 2018 first-half net income was negatively affected by:

•	acquisition-related expenses and purchase accounting adjustments of $6.8 million;

•	increased bonus, travel and professional fees of $3.1 million;

•	the absence of an international government grant of $1.5 million;

•	increased investment in Dabir of $1.4 million;

•	the absence of commodity pricing adjustments in the Automotive segment of $1.0 million;

•	the absence of one-time reversal of accruals related to customer commercial issues in the Automotive segment of $1.0 million;

•	increased intangible asset amortization expense related to acquisitions of $0.5 million;

•	lower sales volumes in the Interface segment;

•	unfavorable currency impact on labor and other factory expenses; and

•	unfavorable commodity pricing of certain raw materials.

Year over year, Fiscal 2018 first-half net income benefitted from:

•	higher sales in the Automotive (inclusive of new acquisitions) and Power Products segments;

•	lower income tax expense of $2.5 million; and

•	lower legal expense of $2.4 million.

Consolidated gross margins as a percentage of sales were consistent at 27.3 percent in both the Fiscal 2018 and Fiscal 2017 first-half periods. Fiscal 2018 first-half gross margins were positively impacted by higher sales, partially offset by purchase accounting adjustments, unfavorable commodity pricing of raw materials in the Power Products segment and increased investment in Dabir. Gross margins were favorably impacted in the Fiscal 2017 period by the commodity pricing adjustments and reversal of customer commercial accruals.

Selling and administrative expenses as a percentage of sales increased to 14.1 percent for the Fiscal 2018 first half compared to 13.2 percent in the same period last year. Selling and administrative expenses increased $8.0 million, or 15.2 percent, to $60.8 million in the Fiscal 2018 first half compared to $52.8 million in the prior-year period due primarily to acquisition-related expense, additional selling and administrative expenses from acquisitions, higher bonus, travel, advertising and professional fees and increased investment in Dabir, partially mitigated by lower legal fees and the absence of expense related to operating units exited at the end of Fiscal 2017.

Methode Electronics, Inc. Reports Fiscal 2018 Second-Quarter Financial Results

Intangible asset amortization expense increased $0.5 million, or 41.7 percent, to $1.7 million, primarily due to new acquisitions.

In the first half of Fiscal 2018, income tax expense decreased $2.5 million to $9.2 million compared to $11.7 million in the Fiscal 2017 first half. The Company’s effective tax rate decreased to 17.1 percent in the Fiscal 2018 period from 20.2 percent in the previous period. The decrease is primarily due to favorable discrete tax adjustments in the first half of Fiscal 2018, favorable earnings in lower tax jurisdictions and additional foreign investment tax credits.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2018 first half to the same period of Fiscal 2017,

•	Net sales increased 10.2 percent, or $31.9 million, attributable to:

•
a 35.5 percent sales improvement in Europe due to sales from Procoplast, increased customer- funded tooling and design fees, favorable currency impact and higher hidden switch and sensor product volumes; and

•
a 5.6 percent sales increase in North America due to sales from Pacific Insight, higher user interface and center console product volumes, partially mitigated by lower transmission lead-frame assembly product volumes and pricing reductions; partially offset by

•	an 8.8 percent sales decrease in Asia due to lower transmission lead-frame assembly and steering angle sensor product volumes and pricing reductions.

•
Gross margins as a percentage of sales declined to 28.8 percent from 29.4 percent due to pricing reductions, purchase accounting adjustments and unfavorable currency impact on labor and other factory expenses. Gross margin in the 2017 period was favorably impacted by commodity pricing adjustments and one-time reversal of accruals related to customer commercial issues.

•
Income from operations increased 5.6 percent as the result of increased sales, partially offset by acquisition-related costs, increased intangible asset amortization expense, the absence of the Fiscal 2017 commodity pricing adjustments and one-time reversal of accruals, higher travel and bonus expense and pricing reductions.

Comparing the Interface segment's Fiscal 2018 first half to the same period of Fiscal 2017,

•	Net sales decreased 10.4 percent, or $6.8 million, attributable to:

•	a 42.1 percent sales decline in Asia due to lower legacy product volume; and

•
a 15.5 percent sales decrease in North America driven by the exit of Connectivity at the end of Fiscal 2017, partially mitigated by higher radio remote control and appliance product volumes; partially offset by

•	a 15.6 percent sales improvement in Europe as the result of increased radio remote control product volume, partially offset by lower data solution product volume.

•	Gross margins as a percentage of sales improved to 21.9 percent from 21.2 percent due to favorable sales mix, partially mitigated by lower sales volume.

•
Income from operations increased to $2.2 million from a loss of $1.3 million due to lower legal, travel and advertising expenses, as well as a favorable sales mix, partially offset by lower sales volume.

Comparing the Power Products segment's Fiscal 2018 first half to the same period of Fiscal 2017,

•	Net sales increased 20.8 percent, or $5.1 million, attributable to:

•	a 158.3 percent sales improvement in Europe driven by higher bypass switch product volume;

•	a 12.5 percent sales increase in Asia due to higher busbar product volume; and

•	flat sales in North America.

•	Gross margins as a percentage of sales increased to 27.0 percent from 26.1 percent due to higher sales, partially offset by unfavorable commodity pricing of certain raw materials.

Methode Electronics, Inc. Reports Fiscal 2018 Second-Quarter Financial Results

•
Income from operations improved 40.0 percent as the result of increased sales, as well as lower legal and travel expenses, partially mitigated by unfavorable commodity pricing of certain raw materials.

Guidance
Methode updated Fiscal 2018 guidance to sales in the range of $880 million to $900 million from $807 million to $827 million, primarily due to incremental sales from acquisitions, but maintained pre-tax income from operations in the range of $114 to $127 million and earnings per share in the range of $2.43 to $2.63.

The guidance ranges for Fiscal 2018 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including, but not limited to, the following:

•	sales volumes and timing thereof for certain makes and models of pickup trucks, sports utility vehicles and passenger cars;

•	anticipated increased 10 Gig copper transceiver sales in the latter half of Fiscal 2018;

•	price of commodities, particularly copper and resins;

•	potential effect of increased legal fees related to the Hetronic lawsuit;

•	sales mix within the markets served;

•	currency exchange effect of the operations of foreign businesses;

•	continued ability to realize manufacturing efficiencies;

•	no significant supplier issues or manufacturing quality events;

•	no unusual or one-time items;

•	effective tax rate in the range of seventeen to nineteen percent without significant changes in tax credits, valuation allowances or enacted tax laws; and

•	no additional acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “The integration of our recent acquisitions of Procoplast and Pacific Insight is going well. These acquisitions extend our Automotive capabilities and enhance our value-added solutions to our clients.”

Mr. Duda concluded, “With over 11,000 surgeries performed utilizing our Dabir surface with no reported pressure injuries, three new major health systems began initial adoption of Dabir during November, and we anticipate expansion into additional care settings as we continue to prove its efficacy and economic value. These new customers, coupled with the ongoing research work, are important progress in Dabir’s market adoption and its establishment as the standard of care to address the significant need for the prevention of pressure injuries.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, John Hrudicka, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-9210 (domestic) or (201) 689-8049 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call will be available shortly after the call through January 7, 2018, by dialing (877) 481-4010 and providing Conference ID number 22900. On the Internet, a replay will be available

Methode Electronics, Inc. Reports Fiscal 2018 Second-Quarter Financial Results

for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) timing, quality and cost of new program launches; (5) ability to withstand price pressure, including pricing reductions; (6) customary risks related to conducting global operations; (7) currency fluctuations; (8) the effect of any material modifications to NAFTA and other international trade agreements; (9) continued economic challenges in Europe including the exit of the United Kingdom from the European Union; (10) location of a significant amount of cash outside of the U.S.; (11) ability to successfully market and sell Dabir Surfaces; (12) the success of Pacific Insight and Procoplast and/or our ability to implement and profit from new applications of the acquired technology; (13) dependence on our supply chain; (14) income tax rate fluctuations; (15) ability to withstand business interruptions; (16) dependence on the availability and price of raw materials; (17) fluctuations in our gross margins; (18) ability to keep pace with rapid technological changes; (19) a breach of our information technology systems; (20) ability to protect our intellectual property; (21) ability to avoid design or manufacturing defects; (22) ability to compete effectively; (23) ability to successfully benefit from acquisitions and divestitures; (24) the recognition of goodwill impairment charges; (25) costs and expenses due to regulations regarding conflict minerals; and (24) the effect of changes to U.S. tax policies.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

Methode Electronics, Inc. Reports Fiscal 2018 Second-Quarter Financial Results

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended		Six Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net Sales	$230.1	$209.3	$431.3	$401.1

Cost of Products Sold	168.1	153.7	313.7	291.5

Gross Profit	62.0	55.6	117.6	109.6

Selling and Administrative Expenses	31.2	25.9	60.8	52.8
Amortization of Intangibles	1.1	0.6	1.7	1.2

Income from Operations	29.7	29.1	55.1	55.6

Interest Income, Net	0.2	(0.1)	—	(0.1)
Other Expense, Net	0.4	(1.9)	1.2	(1.9)

Income before Income Taxes	29.1	31.1	53.9	57.6

Income Tax Expense	4.9	6.2	9.2	11.7

Net Income	$24.2	$24.9	$44.7	$45.9

Basic and Diluted Income per Share:
Basic	$0.65	$0.66	$1.20	$1.23
Diluted	$0.64	$0.66	$1.19	$1.23

Cash Dividends:
Common Stock	$0.09	$0.09	$0.18	$0.18

Weighted Average Number of Common Shares Outstanding:
Basic	37,283,500	37,353,423	37,266,095	37,337,985
Diluted	37,668,100	37,541,250	37,629,640	37,494,219

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	October 28, 2017	April 29, 2017
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$258.6	$294.0
Accounts Receivable, Net	215.4	165.3
Inventories:
Finished Products	15.3	10.9
Work in Process	10.5	8.7
Materials	52.6	38.3
Total Inventories	78.4	57.9
Prepaid and Refundable Income Taxes	0.6	0.6
Prepaid Expenses and Other Current Assets	15.9	12.5
Total Current Assets	568.9	530.3
Property Plan and Equipment:
Land	0.6	0.6
Buildings and Building Improvements	58.3	48.2
Machinery and Equipment	331.1	287.9
Property, Plant and Equipment, Gross	390.0	336.7
Less Allowances for Depreciation	263.1	246.1
Property, Plant and Equipment, Net	126.9	90.6
Other Assets:
Goodwill	66.8	1.6
Other Intangible Assets, Net	56.6	6.6
Cash Surrender Value of Life Insurance	8.1	7.8
Deferred Income Taxes	44.5	40.4
Pre-production Costs	14.3	15.5
Other	12.2	11.2
Total Other Assets	202.5	83.1
Total Assets	$898.3	$704.0
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts Payable	$99.3	$75.3
Salaries, Wages and Payroll Taxes	17.5	18.7
Other Accrued Expenses	23.1	17.7
Short-term Debt	2.3	—
Income Tax Payable	10.1	12.7
Total Current Liabilities	152.3	124.4
Long-term Debt	105.5	27.0
Other Liabilities	8.3	2.6
Deferred Income Taxes	15.8	—
Deferred Compensation	9.6	8.9
Total Liabilities	291.5	162.9
Shareholders' Equity:
Common Stock, $0.50 par value, 100,000,000 shares authorized, 38,181,477 and 38,133,925 shares issued as of October 28, 2017 and April 29, 2017, respectively	19.1	19.1
Additional Paid-in Capital	139.4	132.2
Accumulated Other Comprehensive Loss	(7.6)	(25.7)
Treasury Stock, 1,346,624 shares as of October 28, 2017 and April 29, 2017	(11.5)	(11.5)
Retained Earnings	467.4	427.0
Total Shareholders' Equity	606.8	541.1
Total Liabilities and Shareholders' Equity	$898.3	$704.0

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended
	October 28, 2017	October 29, 2016
Operating Activities:
Net Income	$44.7	$45.9
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Depreciation	11.2	10.5
Amortization of Intangible Assets	1.7	1.2
Stock-based Compensation	7.2	7.0
Provision for Bad Debt	0.1	0.1
Changes in Operating Assets and Liabilities:
Accounts Receivable	(15.6)	—
Inventories	(2.5)	4.6
Prepaid Expenses and Other Assets	(3.5)	(6.5)
Accounts Payable and Other Expenses	1.9	0.9
Net Cash Provided by Operating Activities	45.2	63.7
Investing Activities:
Purchases of Property, Plant and Equipment	(16.4)	(9.5)
Acquisition of Business, Net of Cash Received	(129.9)	—
Sale of Business/Investment/Property	0.3	—
Net Cash Used in Investing Activities	(146.0)	(9.5)
Financing Activities:
Taxes Paid Related to Net Share Settlement of Equity Awards	(0.3)	(1.1)
Purchase of Common Stock	—	(9.8)
Proceeds from Exercise of Stock Options	—	1.5
Tax Benefit from Stock Option Exercises	—	0.5
Cash Dividends	(6.8)	(6.6)
Proceeds from Borrowings	61.1	—
Repayment of Borrowings	(2.8)	(8.0)
Net Cash Provided (Used) in Financing Activities	51.2	(23.5)
Effect of Foreign Currency Exchange Rate Changes on Cash	14.2	(8.9)
Increase (Decrease) in Cash and Cash Equivalents	(35.4)	21.8
Cash and Cash Equivalents at Beginning of Year	294.0	227.8
Cash and Cash Equivalents at End of Period	$258.6	$249.6